Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Audit Committee and Board of Directors
Mercantile Bancorp, Inc.
Quincy, Illinois
We consent to the incorporation by reference in the registration statement of Mercantile Bancorp, Inc. S-1 (File No. 333-     ) of our report dated April 7, 2010, on our audits of the consolidated financial statements of Mercantile Bancorp, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.
/sig/ BKD, LLP
Decatur, Illinois
July 9, 2010